Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

TechTarget, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	457(c) and (h)	600,000	$67.17	$40,302,000.00	0.0000927	$3,735.99

Total Offering Amounts							$3,735.99

Total Fee Offsets							—

Net Fee Due							$3,735.99

(1)

This Registration Statement covers 600,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), that are available for issuance under the TechTarget, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may from time to time become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction affecting the Common Stock.

(2)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $67.17 per share, the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on June 17, 2022.